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                                                                    Exhibit 23.5



                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Experts" and to the use of our report dated 8 March 2000 (except for Note 38, as to which the date is 18 April 2000 and Note 1 (t) as to which the date is 17 August 2000) in the Registration Statement (Form F-1 No. 333-xxxxx) and related Prospectus of UBS AG for the registration of Debt Securities.


                                        ATAG Ernst & Young Ltd.


                         /s/ Roger K. Perkin         /s/ Peter Heckendorn
                         -------------------         --------------------
                         Chartered Accountant            lic.oec.
                         in charge of the audit          in charge of the audit


Basel, Switzerland
28 September 2000